ARGAN, INC. ANNOUNCES THE PASSING OF JOEL M. CANINO

MARCH 16, 2009 – ROCKVILLE, MD – Argan, Inc. (NYSE Alternext U.S: AGX) regretfully announces that Joel M. Canino, co-founder and vice chairman of Gemma Power Systems, passed away on Friday, March 13, 2009. The company extends its sincerest condolences to Mr. Canino’s family.

Mr. Canino co-founded Gemma Power Systems with William F. Griffin in 1997 and today the Company is one of the largest power plant builders in New England and among the top 20 power plant builders in the nation. Before founding Gemma he served as Chief Executive Officer of CNF Industries, Inc. (now known as Kenetech Energy Systems), a leader in the independent power market. He was a graduate of the Air Conditioning Engineering Technology program at the State University of New York Canton and a former chair of the SUNY Canton Foundation Board of Directors. In December 2004 he gave the largest single gift in the school’s history. In appreciation of his generosity the School of Engineering Technology was renamed the Canino School of Engineering Technology.”

Rainer Bosselmann, Chairman and Chief Executive Officer stated, “Joel was truly an industry veteran and Gemma Power Systems benefited greatly from his expertise and leadership. We are deeply saddened by his passing and convey our heartfelt condolences to his family.”

William Griffin remains Chief Executive Officer of Gemma Power Systems and the Company’s management team includes Eric Whitehouse who was recently named President.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact: Rainer Bosselmann/Arthur Trudel 301.315.0027	Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) 203.972.9200